Exhibit 107
Calculation of Filing Fee Tables
Form
S-8
(Form Type)
Cushman & Wakefield plc
(Exact Name of Registrant as Specified in Its Charter)
Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price per Unit (1)	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee

Equity	Ordinary shares, $0.10 nominal value	457(c) and 457(h)	3,800,000 (2)(3)	$10.64	$40,432,000	$153.10 per $1,000,000	$6,190.14

Total Offering Amounts					$40,432,000		$6,190.14

Total Fee Offsets							—

Net Fee Due							$6,190.14

(1)
Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high ($10.80) and low ($10.48) prices of the ordinary shares, nominal value $0.10 per share (the “Ordinary Shares”) of Cushman & Wakefield plc (the “Registrant”) as reported on the New York Stock Exchange on May 14, 2025.

(2)
This Registration Statement on Form
S-8
(the “Registration Statement”) covers 3,800,000 additional Ordinary Shares reserved and available for delivery with respect to awards under the Registrant’s Third Amended & Restated 2018 Omnibus Management Share and Cash Incentive Plan (the “Plan”).

(3)
Pursuant to Rule 416(a) of the Securities Act, this Registration Statement shall also cover any additional Ordinary Shares that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding Ordinary Shares.